Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2018 Results;

Updates Full Year 2018 Outlook

Boca Raton, Florida, July 30, 2018 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2018.

“We continued our strong operational performance in the second quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Adjusting for currency, leasing revenue, tower cash flow and Adjusted EBITDA were all ahead of our expectations for the quarter, evidencing the underlying strength in our business. In the U.S., the four major wireless service providers are all active investing in their networks, and our leasing and services backlogs continue to grow. Demand in our international markets also remains solid, particularly in Brazil. Against this favorable demand environment, we continue to execute very well and continue to post the highest tower cash flow and adjusted EBITDA margins in our industry. We continued, and expect to continue, to allocate capital to a mix of portfolio growth and stock repurchases such as to maintain a target leverage rate of 7.0x to 7.5x net debt/adjusted EBITDA to maximize long-term growth in AFFO per share. We look forward to a busy and productive second half of 2018, which we expect to continue into 2019.”

Operating Results

The table below details select financial results for the three months ended June 30, 2018 and comparisons to the prior year period.

					% Change
	Q2 2018	Q2 2017	$ Change	% Change	excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$429.9	$403.0	$26.9	6.7%	8.3%
Site development revenue	26.4	24.3	2.1	8.8%	8.8%
Tower cash flow (1)	337.6	317.2	20.4	6.4%	7.7%
Net (loss) income	(57.4)	9.2	(66.6)	(721.6%)	(80.7%)
Earnings per share - diluted	(0.50)	0.08	(0.58)	(725.0%)	(75.0%)
Adjusted EBITDA (1)	318.9	298.8	20.1	6.7%	7.9%
AFFO (1)	213.5	211.2	2.3	1.1%	2.7%
AFFO per share (1)	1.83	1.73	0.10	5.8%	7.5%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the second quarter of 2018 were $456.3 million compared to $427.3 million in the year earlier period, an increase of 6.8%. Site leasing revenue in the quarter of $429.9 million was comprised of domestic site leasing revenue of $346.7 million and international site leasing revenue of $83.2 million. Domestic cash site leasing revenue was $343.5 million in the second quarter of 2018 compared to $325.0 million in the year earlier period, an increase of 5.7%. International cash site leasing revenue was $81.3 million in the second quarter of 2018 compared to $73.8 million in the year earlier period, an increase of 10.0%, or 18.5% excluding the impact of changes in foreign currency exchange rates.

Site leasing operating profit was $336.2 million, an increase of 7.2% over the year earlier period. Site leasing contributed 98.3% of the Company’s total operating profit in the second quarter of 2018. Domestic site leasing segment operating profit was $278.9 million, an increase of 7.2% over the year earlier period. International site leasing segment operating profit was $57.3 million, an increase of 6.9% over the year earlier period.

Tower Cash Flow for the second quarter of 2018 of $337.6 million was comprised of Domestic Tower Cash Flow of $281.9 million and International Tower Cash Flow of $55.7 million. Domestic Tower Cash Flow for the quarter increased 5.8% over the prior year period and International Tower Cash Flow increased 9.9% over the prior year period. Tower Cash Flow Margin was 79.5% for both the second quarter of 2018 and the year earlier period.

Adjusted EBITDA for the quarter was $318.9 million, a 6.7% increase over the prior year period. Adjusted EBITDA Margin was 70.7% in the second quarter of 2018 compared to 70.6% in the second quarter of 2017.

Net Cash Interest Expense was $92.0 million in the second quarter of 2018 compared to $75.5 million in the second quarter of 2017, an increase of 21.9%.

Net loss for the second quarter of 2018 was $57.4 million, or $(0.50) per share, and included a $58.7 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary, while net income for the second quarter of 2017 was $9.2 million, or $0.08 per share, and included a $20.4 million loss on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary.

AFFO for the quarter was $213.5 million, a 1.1% increase over the prior year period. AFFO per share for the second quarter of 2018 was $1.83, a 5.8% increase over the second quarter of 2017.

Investing Activities

During the second quarter of 2018, SBA purchased 224 communication sites for total consideration of $152.3 million. SBA also built 87 towers during the second quarter of 2018. As of June 30, 2018, SBA owned or operated 28,604 communication sites, 16,239 of which are located in the United States and its territories, and 12,365 of which are located internationally. In addition, the Company spent $18.1 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2018 were $205.3 million, consisting of $9.1 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $196.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2018, the Company acquired 23 communication sites for an aggregate consideration of $5.0 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 867 communication sites for an aggregate amount of $168.9 million. These sites include the previously announced 811 sites in El Salvador being purchased from a subsidiary of Millicom International Cellular, S.A., the majority of which the Company expects will close in the third quarter and a portion of which the Company now expects will close in 2019. The Company anticipates that the remaining acquisitions will be consummated by the end of 2018.

Financing Activities and Liquidity

SBA ended the second quarter with $9.8 billion of total debt, $7.2 billion of total secured debt, $159.7 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $9.6 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.6x and 5.5x, respectively.

On April 11, 2018, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, obtained a new $2.4 billion, seven-year, senior secured Term Loan B (the “2018 Term Loan) under its amended and restated Senior Credit Agreement. The 2018 Term Loan was issued at 99.75% of par value and will mature on April 11, 2025. The Company also amended its Revolving Credit Facility to (1) increase the total commitments under the Facility from $1.0 billion to $1.25 billion, (2) extend the maturity date of the Facility to April 11, 2023, (3) lower the applicable interest rate margins and commitment fees under the Facility, and (4) amend certain other terms and conditions under the Senior Credit Agreement.

As of the date of this press release, the Company had $90.0 million outstanding under the $1.25 billion Revolving Credit Facility.

During the second quarter of 2018, the Company purchased under its $1.0 billion stock repurchase plan 1.9 million shares of its Class A common stock for $306.9 million, at an average price per share of $163.44. Shares purchased were retired. As of the date of this filing, the Company had $654.5 million of authorization remaining under the plan.

Outlook

The Company is updating its full year 2018 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2018 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company may spend additional capital in 2018 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2018 guidance. The Outlook also does not contemplate any new financings or any additional repurchases of the Company’s stock during 2018 other than those financings and repurchases completed as of the date of this press release.

The Company’s Outlook assumes an average foreign currency exchange rate of 3.80 Brazilian Reais to 1.0 U.S. Dollar and 1.32 Canadian Dollars to 1.0 U.S. Dollar throughout the last two quarters of 2018. When compared to the Company’s full year 2018 Outlook provided April 30, 2018, the variances in the actual second quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impacted the full year 2018 Outlook by approximately $11.0 million for Site Leasing Revenue, $7.0 million for Tower Cash Flow, and $6.0 million for Adjusted EBITDA and AFFO. Applying the same foreign currency exchange rate assumptions as the outlook provided April 30, 2018, the Company would have increased the mid-point for Site Leasing Revenue by $3.0 million, Tower Cash Flow by $2.5 million, Adjusted EBITDA by $2.0 million, and AFFO per share by $0.01.

(in millions, except per share amounts)	Full Year 2018
Site leasing revenue (1)	$1,719.0	to	$1,739.0
Site development revenue	$100.0	to	$120.0
Total revenues	$1,819.0	to	$1,859.0
Tower Cash Flow (2)	$1,354.5	to	$1,374.5
Adjusted EBITDA (2)	$1,278.0	to	$1,298.0
Net cash interest expense (3)	$361.5	to	$371.5
Non-discretionary cash capital expenditures (4)	$31.5	to	$41.5
AFFO (2)	$844.0	to	$891.0
AFFO per share (2) (5)	$7.21	to	$7.62
Discretionary cash capital expenditures (6)	$560.0	to	$580.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 117.0 million. Our Outlook does not include the impact of any repurchases of the Company’s stock during 2018 other than those completed as of the date of this press release.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, July 30, 2018 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, July 30, 2018 at 5:00 PM (ET)
Dial-in Number:	(800) 230-1059
Conference Name:	SBA second quarter results
Replay Available:	July 30, 2018 at 8:00 PM to August 13, 2018 at 11:59 PM (TZ: Eastern)
Replay Number:	(800) 475-6701
Access Code:	451295
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) market conditions and activity levels among the four major wireless carriers, (ii) the Company’s intentions for future capital allocation, including allocating capital to both stock repurchases and portfolio growth, (iii) the Company’s intention to maintain its target leverage range, (iv) the impact of the Company’s capital allocation and target leverage range on its AFFO per share goal, (v) the Company’s financial and operational guidance for the full year 2018, (vi) the timing of closing for currently pending acquisitions, (vii) the Company’s expectations regarding additional capital spending in 2018, and (vii) the Company’s expectations regarding foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the potential T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (11) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (12) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions and (13) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2018. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. Furthermore, the Company’s forward-looking statements and its 2018 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2018.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2018	2017	2018	2017
Revenues:
Site leasing	$429,883	$403,001	$860,425	$800,551
Site development	26,439	24,293	54,199	50,106

Total revenues	456,322	427,294	914,624	850,657

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	93,688	89,337	186,505	178,719
Cost of site development	20,726	20,007	43,246	41,595
Selling, general, and administrative (1)	35,943	33,394	71,993	67,618
Acquisition related adjustments and expenses	3,133	2,306	6,177	5,274
Asset impairment and decommission costs	7,404	8,140	15,909	16,491
Depreciation, accretion, and amortization	169,558	159,520	334,956	318,551

Total operating expenses	330,452	312,704	658,786	628,248

Operating income	125,870	114,590	255,838	222,409

Other income (expense):
Interest income	1,671	2,909	2,966	6,143
Interest expense	(93,639)	(78,456)	(182,562)	(156,058)
Non-cash interest expense	(638)	(717)	(1,370)	(1,421)
Amortization of deferred financing fees	(4,897)	(4,949)	(10,285)	(11,647)
Loss from extinguishment of debt, net	(13,798)	(1,961)	(14,443)	(1,961)
Other income (expense), net	(90,210)	(18,793)	(85,657)	(3,844)

Total other expense	(201,511)	(101,967)	(291,351)	(168,788)

(Loss) income before income taxes	(75,641)	12,623	(35,513)	53,621
Benefit (provision) for income taxes	18,249	(3,390)	9,667	(6,789)

Net (loss) income	$(57,392)	$9,233	$(25,846)	$46,832

Net (loss) income per common share
Basic	$(0.50)	$0.08	$(0.22)	$0.39

Diluted	$(0.50)	$0.08	$(0.22)	$0.38

Weighted average number of common shares
Basic	115,064	121,455	115,775	121,253

Diluted	115,064	122,437	115,775	122,087

(1)	Includes non-cash compensation of $11,034 and $10,030 for the three months ended June 30, 2018 and 2017, respectively, and $20,927 and $18,856 for the six months ended June 30, 2018 and 2017, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$134,651	$68,783
Restricted cash	24,842	32,924
Accounts receivable, net	87,393	90,673
Costs and estimated earnings in excess of billings on uncompleted contracts	13,763	17,437
Prepaid expenses and other current assets	66,227	49,716

Total current assets	326,876	259,533
Property and equipment, net	2,778,372	2,812,346
Intangible assets, net	3,459,866	3,598,131
Other assets	724,264	650,195

Total assets	$7,289,378	$7,320,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$32,382	$33,334
Accrued expenses	60,637	69,862
Current maturities of long-term debt	24,000	20,000
Deferred revenue	94,552	97,969
Accrued interest	49,764	48,899
Other current liabilities	16,475	8,841

Total current liabilities	277,810	278,905
Long-term liabilities:
Long-term debt, net	9,675,738	9,290,686
Other long-term liabilities	377,965	349,728

Total long-term liabilities	10,053,703	9,640,414
Shareholders’ deficit:
Prefer. stock-par value $.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 114,832 and 116,446 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,148	1,164
Additional paid-in capital	2,217,273	2,167,470
Accumulated deficit	(4,759,637)	(4,388,288)
Accumulated other comprehensive loss	(500,919)	(379,460)

Total shareholders’ deficit	(3,042,135)	(2,599,114)

Total liabilities and shareholders’ deficit	$7,289,378	$7,320,205

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(57,392)	$9,233
Adjust. to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, accretion, and amortization	169,558	159,520
Non-cash asset impairment and decommission costs	7,232	6,672
Non-cash compensation expense	11,297	10,194
Amortization of deferred financing fees	4,897	4,949
Loss on remeasurement of U.S. denominated intercompany loans	88,898	20,417
Loss from extinguishment of debt, net	13,798	1,961
Deferred income tax benefit	(22,161)	(548)
Other non-cash items reflected in the Statements of Operations	1,850	61
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	8,026	(2,523)
Prepaid expenses and other assets	(6,325)	(6,298)
Accounts payable and accrued expenses	6,442	4,480
Accrued interest	15,902	22,829
Other liabilities	5,984	946

Net cash provided by operating activities	248,006	231,893

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(167,741)	(39,530)
Capital expenditures	(37,518)	(33,688)
Other investing activities	(13,299)	(11,146)

Net cash used in investing activities	(218,558)	(84,364)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(150,000)	(130,000)
Repayment of Tower Securities	—	(610,000)
Proceeds from issuance of Tower Securities, net of fees	—	750,153
Proceeds from Term Loans, net of fees	2,377,264	—
Repayment of Term Loans	(1,930,000)	(5,000)
Repurchase and retirement of common stock	(306,979)	(140,019)
Other financing activities	2,383	23,028

Net cash used in financing activities	(7,332)	(111,838)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(10,573)	(3,969)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	11,543	31,722
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	164,820	165,471

End of period	$176,363	$197,193

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2018	June 30, 2018
	(in thousands)
Construction and related costs on new builds	$15,302	$28,573
Augmentation and tower upgrades	13,072	23,417
Non-discretionary capital expenditures:
Tower maintenance	7,719	14,383
General corporate	1,425	2,241

Total non-discretionary capital expenditures	9,144	16,624

Total capital expenditures	$37,518	$68,614

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2018	16,018	12,291	28,309
Sites acquired during the second quarter	220	4	224
Sites built during the second quarter	15	72	87
Sites decommissioned during the second quarter	(14)	(2)	(16)

Sites owned at June 30, 2018	16,239	12,365	28,604

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2018	2017	2018	2017	2018	2017
	(in thousands)
Segment revenue	$346,682	$325,324	$83,201	$77,677	$26,439	$24,293
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(67,756)	(65,251)	(25,932)	(24,086)	(20,726)	(20,007)

Segment operating profit	$278,926	$260,073	$57,269	$53,591	$5,713	$4,286

Segment operating profit margin	80.5%	79.9%	68.8%	69.0%	21.6%	17.6%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes, 2016 Senior Notes, and 2017 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Net income, (5) diluted earnings per share, (6) Adjusted EBITDA, and (7) AFFO and AFFO per share.

			Growth
	Second quarter		excluding
	2018 year	Foreign	foreign
	over year	currency	currency
	growth rate	impact	impact
Total site leasing revenue	6.7%	(1.6%)	8.3%
Total cash site leasing revenue	6.5%	(1.5%)	8.0%
Int’l cash site leasing revenue	10.0%	(8.5%)	18.5%
Total site leasing segment operating profit	7.2%	(1.3%)	8.5%
Int’l site leasing segment operating profit	6.9%	(7.8%)	14.7%
Total site leasing tower cash flow	6.4%	(1.3%)	7.7%
Int’l site leasing tower cash flow	9.9%	(7.9%)	17.8%
Net (loss) income	(721.6%)	(640.9%)	(80.7%)
Earnings per share - diluted	(725.0%)	(650.0%)	(75.0%)
Adjusted EBITDA	6.7%	(1.2%)	7.9%
AFFO	1.1%	(1.6%)	2.7%
AFFO per share	5.8%	(1.7%)	7.5%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2018	2017	2018	2017	2018	2017
	(in thousands)
Site leasing revenue	$346,682	$325,324	$83,201	$77,677	$429,883	$403,001
Non-cash straight-line leasing revenue	(3,216)	(290)	(1,942)	(3,835)	(5,158)	(4,125)

Cash site leasing revenue	343,466	325,034	81,259	73,842	424,725	398,876
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(67,756)	(65,251)	(25,932)	(24,086)	(93,688)	(89,337)
Non-cash straight-line ground lease expense	6,185	6,753	404	940	6,589	7,693

Tower Cash Flow	$281,895	$266,536	$55,731	$50,696	$337,626	$317,232

Tower Cash Flow Margin	82.1%	82.0%	68.6%	68.7%	79.5%	79.5%

Forecasted Tower Cash Flow for Full Year 2018

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

	Full Year 2018
	(in millions)
Site leasing revenue	$1,719.0	to	$1,739.0
Non-cash straight-line leasing revenue	(21.0)	to	(16.0)

Cash site leasing revenue	1,698.0	to	1,723.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(366.5)	to	(376.5)
Non-cash straight-line ground lease expense	23.0	to	28.0

Tower Cash Flow	$1,354.5	to	$1,374.5

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2018	2017
	(in thousands)
Net (loss) income	$(57,392)	$9,233
Non-cash straight-line leasing revenue	(5,158)	(4,125)
Non-cash straight-line ground lease expense	6,589	7,693
Non-cash compensation	11,297	10,194
Loss from extinguishment of debt, net	13,798	1,961
Other (income) expense	90,210	18,793
Acquisition related adjustments and expenses	3,133	2,306
Asset impairment and decommission costs	7,404	8,140
Interest income	(1,671)	(2,909)
Total interest expense (1)	99,174	84,122
Depreciation, accretion, and amortization	169,558	159,520
(Benefit) provision for taxes (2)	(18,059)	3,857

Adjusted EBITDA	$318,883	$298,785

Annualized Adjusted EBITDA (3)	$1,275,532	$1,195,140

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2018 and 2017, these amounts included $190 and $467, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2018	2017
	(in thousands)
Total revenues	$456,322	$427,294
Non-cash straight-line leasing revenue	(5,158)	(4,125)

Total revenues minus non-cash straight-line leasing revenue	$451,164	$423,169

Adjusted EBITDA	$318,883	$298,785

Adjusted EBITDA Margin	70.7%	70.6%

Forecasted Adjusted EBITDA for Full Year 2018

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

	Full Year 2018
	(in millions)
Net (loss) income	$9.0	to	$65.0
Non-cash straight-line leasing revenue	(21.0)	to	(16.0)
Non-cash straight-line ground lease expense	23.0	to	28.0
Non-cash compensation	42.5	to	37.5
Loss from extinguishment of debt, net	15.0	to	14.0
Other (income) expense	95.0	to	90.0
Acquisition related adjustments and expenses	15.0	to	10.0
Asset impairment and decommission costs	35.5	to	30.5
Interest income	(9.0)	to	(6.0)
Total interest expense (1)	398.0	to	386.0
Depreciation, accretion, and amortization	670.0	to	660.0
Provision for taxes (2)	5.0	to	(1.0)

Adjusted EBITDA	$1,278.0	to	$1,298.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended June 30,
(in thousands, except per share amounts)	2018	2017
Net (loss) income	$(57,392)	$9,233
Real estate related depreciation, amortization, and accretion	168,379	158,521
Adjustments for unconsolidated joint ventures	333	218

FFO	$111,320	$167,972
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5,158)	(4,125)
Non-cash straight-line ground lease expense	6,589	7,693
Non-cash compensation	11,297	10,194
Adjustment for non-cash portion of tax provision	(23,760)	(548)
Non-real estate related depreciation, amortization, and accretion	1,179	999
Amortization of deferred financing costs and debt discounts	5,535	5,666
Loss from extinguishment of debt, net	13,798	1,961
Other (income) expense	90,210	18,793
Acquisition related adjustments and expenses	3,133	2,306
Asset impairment and decommission costs	7,404	8,140
Non-discretionary cash capital expenditures	(9,144)	(8,058)
Adjustments for unconsolidated joint ventures	1,104	255

AFFO	$213,507	$211,248

Weighted average number of common shares (1)	116,679	122,437

AFFO per share	$1.83	$1.73

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2018

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

(in millions, except per share amounts)	Full Year 2018
Net (loss) income	$9.0	to	$65.0
Real estate related depreciation, amortization, and accretion	664.0	to	655.0
Adjustments for unconsolidated joint ventures	1.5	to	2.5

FFO	$674.5	to	$722.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(21.0)	to	(16.0)
Non-cash straight-line ground lease expense	23.0	to	28.0
Non-cash compensation	42.5	to	37.5
Adjustment for non-cash portion of tax provision	(20.0)	to	(21.0)
Non-real estate related depreciation, amortization, and accretion	6.0	to	5.0
Amort. of deferred financing costs and debt discounts	17.5	to	18.5
Loss from extinguishment of debt, net	15.0	to	14.0
Other (income) expense	95.0	to	90.0
Acquisition related adjustments and expenses	15.0	to	10.0
Asset impairment and decommission costs	35.5	to	30.5
Non-discretionary cash capital expenditures	(41.5)	to	(31.5)
Adjustments for unconsolidated joint ventures	2.5	to	3.5

AFFO	$844.0	to	$891.0

Weighted average number of common shares (1)	117.0		117.0

AFFO per share	$7.21		$7.62

(1)

Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2018 other than those repurchases completed as of the date of this press release.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2018
(in thousands)
2013-2C Tower Securities	$575,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
Revolving Credit Facility	85,000
2018 Term Loan	2,400,000

Total secured debt	7,200,000
2014 Senior Notes	750,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000

Total unsecured debt	2,600,000

Total debt	$9,800,000

Leverage Ratio
Total debt	$9,800,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(159,730)

Net debt	$9,640,270

Divided by: Annualized Adjusted EBITDA	$1,275,532

Leverage Ratio	7.6x

Secured Leverage Ratio
Total secured debt	$7,200,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(159,730)

Net Secured Debt	$7,040,270

Divided by: Annualized Adjusted EBITDA	$1,275,532

Secured Leverage Ratio	5.5x